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                                                                     EXHIBIT 4.3

                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
            AND RIGHTS OF THE SERIES D CONVERTIBLE PREFERRED STOCK
                                      OF
                          MICROSTRATEGY INCORPORATED

     MicroStrategy Incorporated (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of One Thousand Six Hundred Thirty (1,630) shares of Series D Convertible Preferred Stock of the Company, as follows:

          RESOLVED, that the Company is authorized to issue 1,630 shares of Series D Convertible Preferred Stock (the "Preferred Shares"), par value $0.001 per share, which shall have the following powers, designations, preferences and other special rights:

     (1)  Dividends.  The Preferred Shares shall not bear any dividends.
          ---------

     (2)  Conversion of Preferred Shares.  Preferred Shares shall be convertible
          ------------------------------
into shares of the Company's Class A Common Stock, par value $0.001 per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

          (a)  Certain Defined Terms.  For purposes of this Certificate of
               ---------------------
Designations, the following terms shall have the following meanings:

               (i) "Amended and Restated Redemption and Exchange Agreement" means, with respect to any Preferred Share, that certain amended and restated redemption and exchange agreement between the Company and the initial holder of such Preferred Share, as such agreement may be amended from time to time as provided in such agreement.
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               (ii)    "Amended and Restated Registration Rights Agreement"
means, with respect to any Preferred Share, that certain amended and restated registration rights agreement between the Company and the initial holder of such Preferred Share relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of such Preferred Share, as such agreement may be amended from time to time as provided in such agreement.

               (iii) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

               (iv) "Closing Sale Price" means, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m., Eastern Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

               (v)     "Conversion Amount" means the Stated Value.

               (vi) "Conversion Price" means $5.00, subject to adjustment as provided herein.

               (vii) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

               (viii) "Issuance Date" means, with respect to each Preferred Share, the first date on which any Preferred Shares are issued by the Company.

               (ix) "Maturity Date" means, with respect to each Preferred Share, the date which is three (3) years after the Closing Date (as defined in the Amended and Restated Redemption and Exchange Agreement), unless extended pursuant to Section 2(d)(vii).

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               (x)      "Notes" means the Company's convertible notes issued
pursuant to an Amended and Restated Redemption and Exchange Agreement.

               (xi) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

               (xii) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

               (xiii) "Principal Market" means the Nasdaq National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

               (xiv) "Series A Preferred Shares" means the shares of the Company's Series A Convertible Preferred Stock issued prior to the Issuance Date pursuant to the Company's Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on June 19, 2000.

               (xv) "Series B Preferred Shares" means the shares of the Company's Series B Convertible Preferred Stock issued pursuant to an Amended and Restated Redemption and Exchange Agreement in accordance with the terms of the Company's Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on or prior to the Issuance Date.

               (xvi) "Series C Preferred Shares" means the shares of the Company's Series C Convertible Preferred Stock issued pursuant to an Amended and Restated Redemption and Exchange Agreement in accordance with the terms of the Company's Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on or prior to the Issuance Date.

               (xvii) "Series E Preferred Shares" means the shares of the Company's Series E Convertible Preferred Stock issued pursuant to an Amended and Restated Redemption and Exchange Agreement in accordance with the terms of the Company's Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on or prior to the Issuance Date.

               (xviii)  "Stated Value" means $10,000.

          (b)  Holder's Conversion Right; Mandatory Redemption or Conversion.
               -------------------------------------------------------------
Subject to the provisions of Section 5, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant and subject to Section 2(d)(vii), all such

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Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(d)(vii) or redeemed by the Company in accordance with
Section 2(d)(vii). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

          (c)  Conversion.  The number of shares of Common Stock issuable upon
               ----------
conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

                               Conversion Amount
                               -----------------
                               Conversion Price

          (d)  Mechanics of Conversion. The conversion of Preferred Shares shall
               -----------------------
be conducted in the following manner:

               (i)   Holder's Delivery Requirements. To convert Preferred Shares
                     ------------------------------
into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice")
                                             ---------
to the Company and the Company's designated transfer agent (the "Transfer Agent") and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

               (ii)  Company's Response. Upon receipt by the Company of a copy
                     ------------------
of a Conversion Notice, the Company shall (I) as soon as practicable, but in no event later than within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date"),
(A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for

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conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

               (iii)  Dispute Resolution.  In the case of a dispute as to the
                      ------------------
determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) Business Day of receipt of such holder's Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

               (iv)   Record Holder. The person or persons entitled to receive
                      -------------
the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

               (v)    Company's Failure to Timely Convert.
                      -----------------------------------

                      (A)  Cash Damages. If (I) within five (5) Business Days
                           ------------
after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or (II) within five (5) Business Days of the Company's receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Amended and Restated Redemption and Exchange Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the product of
(I) the sum of the number of shares

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of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                      (B)  Void Conversion Notice; Adjustment of Conversion
                           ------------------------------------------------
Price. If for any reason a holder has not received all of the shares of Common
-----
Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price as in effect on the date on which the holder voided the Conversion Notice and (II) the lowest Closing Sale Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

                      (C)  Conversion Failure. If for any reason a holder has
                           ------------------
not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "Conversion Failure"), then the holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3.

               (vi)   Pro Rata Conversion. Subject to Section 11, in the event
                      -------------------
the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for

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conversion based on the number of Preferred Shares submitted for on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

               (vii)  Mandatory Conversion at Maturity. If any Preferred Share
                      --------------------------------
remains outstanding on the Maturity Date the Company shall convert such Preferred Share at the Conversion Rate as of the Maturity Date for such Preferred Share without the holder of such Preferred Share being required to give a Conversion Notice on such Maturity Date (a "Maturity Date Mandatory Conversion"). All Preferred Shares which remain outstanding on the Maturity Date shall be converted at the Conversion Rate on such Maturity Date as if such holder of such Preferred Shares had delivered a Conversion Notice with respect to such Preferred Shares on the Maturity Date. Promptly following the Maturity Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates representing such Preferred Shares, duly endorsed for cancellation, to the Company or the Transfer Agent. The Maturity Date shall be extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 5, (B) a Triggering Event shall have occurred and be continuing, or (C) an event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event. Notwithstanding anything to the contrary in this Section 2(d)(vii), any holder of Preferred Shares may convert such Preferred Shares, but subject to Section 5 and Section 11, into shares of Common Stock pursuant to
Section 2(b) on or prior to the date immediately preceding the Maturity Date for such Preferred Shares.

               (viii)  Book-Entry. Notwithstanding anything to the contrary set
                       ----------
forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

          ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

          (e)  Taxes. The Company shall pay any and all documentary, stamp,
               -----
transfer and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

          (f)  Adjustments to Conversion Price. The Conversion Price will be
               -------------------------------
subject to adjustment from time to time as provided in this Section 2(f).

               (i)  Record Date. If the Company takes a record of the holders of
                    -----------
Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or
(II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold

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upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (ii)   Adjustment of Conversion Price upon Subdivision or
                      --------------------------------------------------
Combination of Common Stock. If the Company at any time subdivides (by any stock
---------------------------
split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

               (iii)  Other Events. If any event occurs of the type contemplated
                      ------------
by the provisions of this Section 2(f) but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

               (iv)   Notices.
                      --------

                      (A) Immediately upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                      (B) The Company will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                      (C) The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

     (3)  Redemption at Option of Holders.
          -------------------------------

          (a)  Redemption Option Upon Triggering Event. In addition to all other
               ---------------------------------------
rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) the Conversion Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer (as defined below) and (B) the Closing Sale Price of the Common Stock on the trading day immediately preceding such Triggering Event on which the Principal Market is open for trading or if no Closing Sale Price is reported by the Principal Market on such trading day, then the most recently reported Closing Sale Price (the "Redemption Price").

          (b)  "Triggering Event". A "Triggering Event" shall be deemed to have
                ----------------
occurred at such time as any of the following events:

               (i) the failure of the applicable Registration Statement to be declared effective by the Securities and Exchange Commission on or prior to the date that is 335 days after the Issuance Date;

               (ii) the Company's notice or the Transfer Agent's notice, at the Company's direction, to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

               (iii)  a Conversion Failure (as defined in Section 2(d)(v)(C));
or

               (iv) upon the Company's receipt of a Conversion Notice after the earlier of July 31, 2001 and the next annual meeting of stockholders of the Company, the Company shall not be obligated to issue shares of Common Stock upon such Conversion due to the provisions of Section 11.

          (c)  Mechanics of Redemption at Option of Buyer. Within one (1)
               ------------------------------------------
Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem up to all of such holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer") to the Company, which Notice of Redemption at Option of Buyer shall indicate the number of Preferred Shares that such holder is electing to redeem.

          (d)  Payment of Redemption Price. Upon the Company's receipt of a
               ---------------------------
Notice(s) of Redemption at Option of Buyer from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notice(s). The Company shall deliver the applicable Redemption Price to a holder which delivers a Notice of Redemption at Option of Buyer within five Business Days after the Company's receipt of a Notice of Redemption at Option of Buyer; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Amended and Restated Redemption and Exchange Agreement, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

          (e)    Void Redemption.  In the event that the Company does not pay
                 ---------------
the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Closing Sale Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Buyer is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

          (f)    Disputes; Miscellaneous.  In the event of a dispute as to the
                 -----------------------
determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

     (4)  Other Rights of Holders.
          -----------------------

          (a)    Reorganization, Reclassification, Consolidation, Merger or
                 ----------------------------------------------------------
Sale.  Any recapitalization, reorganization, reclassification, consolidation,
----
merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

          (b)    Purchase Rights.  If at any time the Company grants, issues or
                 ---------------
sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     (5)  Limitation on Beneficial Ownership. The Company shall not effect and
          ----------------------------------
shall have no obligation to effect any conversion of Preferred Shares, and no holder of Preferred Shares shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock during the 60-day period ending on and including the Conversion Date of such conversion (the "60 Day Period"), that, when added to the number of shares of Common Stock beneficially owned by such Person (together with such Person's affiliates) at the beginning of the 60 Day Period, exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

     (6)   Reservation of Shares.  The Company shall, so long as any of the
           ---------------------
Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

     (7)   Voting Rights.  Holders of Preferred Shares shall have no voting
           -------------
rights, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Certificate of Designations.

     (8)   Liquidation, Dissolution, Winding-Up.  In the event of any voluntary
           ------------------------------------
or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Stated Value; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares (including the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series E Preferred Shares) as to payments of Liquidation Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

     (9)    Preferred Rank.  All shares of Common Stock shall be of junior rank
            --------------
to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. The Preferred Shares shall rank pari passu with the Series A Preferred Shares outstanding on the Issuance Date, the Series B Preferred Shares, the Series C Preferred Shares and the Series E Preferred Shares in respect the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Delaware or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

     (10)   Participation.  Subject to the rights of the holders, if any, of the
            -------------
Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

     (11)   Limitation on Number of Conversion Shares.  Notwithstanding anything
            -----------------------------------------
to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded (the "Exchange Cap"), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to an Amended and Restated Redemption and Exchange Agreement (the "Purchasers") shall be issued, upon conversion of

Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Series A Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement (as defined in the Amended and Restated Redemption and Exchange Agreement) and the denominator of which is the aggregate amount of all the Series A Preferred Shares issued pursuant to the Securities Purchase Agreement (the "Cap Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

     (12)   Vote to Change the Terms of or Issue Additional Preferred Shares;
            -----------------------------------------------------------------
Waiver.  The affirmative vote at a meeting duly called for such purpose or the
------
written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for (a) any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares or (b) the issuance of Preferred Shares other than on the Issuance Date pursuant to an Amended and Restated Redemption and Exchange Agreement which has substantially the same terms as the Amended and Restated Redemption and Exchange Agreement pursuant to which the other Preferred Shares were issued on the Issuance Date (as determined in the sole discretion of the holders of the Preferred Shares representing at least two-thirds (2/3) of the other Preferred Shares issued on the Issuance
Date). Any of the terms, conditions, requirements or obligations set forth in this Certificate of Designations may be waived by the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

     (13)   Lost or Stolen Certificates.  Upon receipt by the Company of
            ---------------------------
evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

     (14)   Remedies, Characterizations, Other Obligations, Breaches and
            ------------------------------------------------------------
Injunctive Relief.  The remedies provided in this Certificate of Designations
-----------------
shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     (15)   Specific Shall Not Limit General; Construction.  No specific
            ----------------------------------------------
provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

     (16)   Failure or Indulgence Not Waiver.  No failure or delay on the part
            --------------------------------
of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     (17)   Notice.  Whenever notice is required to be given under this
            ------
Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the applicable Amended and Restated Redemption and Exchange Agreement.

     (18)   Transfer of Preferred Shares.  A holder of Preferred Shares may
            ----------------------------
assign some or all of its rights hereunder or the Preferred Shares held by such holder without the consent of the Company.

                                 *  *  *  *  *

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Eric F. Brown, its President and Chief Financial Officer, as of the 14th day of June, 2001.

                                      MICROSTRATEGY INCORPORATED


                                      By: /s/ Eric F. Brown
                                         ---------------------------------------
                                      Name: Eric F. Brown
                                      Its: President and Chief Financial Officer

                                   EXHIBIT I

                          MICROSTRATEGY INCORPORATED
                               CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of MicroStrategy Incorporated for its Series D Convertible Preferred Stock (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of MicroStrategy Incorporated, a Delaware corporation (the "Company"), indicated below into shares of Class A Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, as of the date specified below.

     Date of Conversion:____

     Number of Preferred Shares to be converted:____

     Stock certificate no(s). of Preferred Shares to be converted:____

Please confirm the following information:

     Conversion Price:____

     Number of shares of Common Stock to be issued:____

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

     Issue to:__________________________
              __________________________

     Facsimile Number:__________________
                      __________________

     Authorization:_____________________
                   By:__________________
                   Title:_______________

     Dated:_______

     Account Number (if electronic book entry transfer):_______________

     Transaction Code Number (if electronic book entry transfer):______

   [NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

                                ACKNOWLEDGMENT
                                --------------


     The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _________ __, 2001 from the Company and acknowledged and agreed to by [TRANSFER AGENT].


                                          MICROSTRATEGY INCORPORATED


                                          By:________________________
                                          Name:_________________________________
                                          Title:________________________________